Exhibit 99.1

WPT Enterprises, Inc. Appoints Tom Flahie as Interim Chief Financial Officer

LOS ANGELES, October 15, 2008 – WPT Enterprises, Inc. (NASDAQ:WPTE) today announced that Thomas Flahie has joined the Company as interim Chief Financial Officer. Mr. Flahie assumed his new position on October 13, 2008.

Mr. Flahie joins WPT Enterprises with over 25 years of diverse experience, skills and interests in all areas of finance and administration, with both public and private companies including eLabor, Inc. and Balance Bar Company. Mr. Flahie’s most recent Chief Financial Officer role was for publicly traded Intermix Media, Inc. where he had responsibility for the leadership of finance, accounting and human resources. During his tenure there he was instrumental in refocusing the company on its core businesses, returning it to EBITDA profitability and building the website MySpace.com. Mr. Flahie began his career at Arthur Andersen in Los Angeles, and was an Accounting and Audit Partner in Los Angeles and at the firm’s world wide headquarters in Chicago. He is a Certified Public Accountant and past Chairman of the internal control standards committee of the National Indian Gaming Association.

“We are very pleased to welcome Tom to the World Poker Tour team,” said Steve Lipscomb, WPT Founder, President and CEO. “Tom has a wealth of finance and accounting expertise and a particularly strong management record with an emphasis on growth businesses. We look forward to his valuable input and hands-on participation as we rightsize our operations and continue to focus our business on our growth initiatives of television sponsorship, ClubWPT.com, and WPT China.”

“This is an exciting and dynamic time for WPT Enterprises and I look forward to working closely with the Company’s executive team and the Board of Directors to realize the potential of the WPTE assets and brand,” commented Tom Flahie.

About WPTE

WPT Enterprises, Inc. (Nasdaq:WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour(R), a television show based on a series of high-stakes poker tournaments that has been licensed for broadcast globally. WPT Season VI airs Monday nights at 9pm ET/PT on GSN in the United States, and WPT Season VII will air on FSN in 2009. WPTE also offers real-money online gaming on its website, www.worldpokertour.com, which prohibits wagers from players in the U.S. and certain other restricted territories. WPTE also has operations in mainland China, pursuant to an agreement with the China Leisure Sports Administrative Center where WPTE is developing and marketing the WPT China National Traktor Poker Tour. In January 2008, the company launched ClubWPT.com, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the United States and is currently offered in 38 States. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPTE is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, the risk that WPTE may not obtain sufficient sponsorship revenues for Season VII programming of the WPT; difficulty of predicting the growth of our online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of Cryptologic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Investor Relations Contact:	Andrew Greenebaum
ICR, Inc.
310-954-1100
agreenebaum@icrinc.com